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                                                                    Exhibit 20.3

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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    UNITED STATES PATENT AND TRADEMARK OFFICE ISSUES NEW PATENT ADDRESSING
    AUTHORIZATION OF PAYMENTS FROM CHECKING ACCOUNTS MADE OVER THE INTERNET

ELECTRONIC CHECKING TECHNOLOGY FOR INTERNET TRANSACTIONS RECEIVES PATENT AS LML
         SUBSIDIARY CONTINUES TO DEVELOP INTELLECTUAL PROPERTY ESTATE

VANCOUVER, BC, January 3, 2001 - Further to a news release dated March 27, 2000, LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) is pleased to announce its subsidiary ChequeMARK Patent Inc. has received notification from the United States Patent and Trademark Office that patent application Serial No. 08/775,400 was approved, resulting in the formal issuance of United States Patent No. 6,164,528. The new patent addresses Internet purchases where payments from checking accounts are authorized electronically over the Internet and relates to existing United States Patent No. 5,484,988 regarding a "Checkwriting Point-of-Sale System."

"The new patent relates to Internet purchases where payments from checking accounts are authorized using the Internet," said Corporation President and CEO Patrick Gaines. "This patent specifically applies our electronic check processing methods to Internet purchases without limitation to device or network. Now that the patent has been issued we are fully prepared to engage our strategic plans with regards to the universe of e-commerce transactions. We are particularly excited to begin the new millennium with this new, intellectual property in our arsenal."

"As checks are the preferred form of payment in the brick-and-mortar world -both for consumers and businesses - we believe the precedence exists for checking account transactions to become the preferred method of payment in the online world. While we continue to seek added patent protection for our inventions and improvements on existing products and services, we welcome the potential that this new patent provides in what can be considered to be the fastest growing information, distribution, and purchasing channel in the world," Gaines said.

LML Payment Systems is a financial payment processor specializing in providing end-to-end check processing solutions for national, regional and local retail merchants. The Company's processing services include traditional check verification and collection along with electronic processing services including Electronic Check Re-presentment (whereby returned paper checks are re-presented for payment electronically) and Electronic Check Conversion (whereby paper checks are converted into electronic transactions right at the point of sale). The Company's intellectual property estate includes new U.S. Patent No. 6,164,528 regarding Internet checking transactions, in addition to U.S. Patent No. 5,484,988 which describes a "Checkwriting point of sale system," which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260